Exhibit 99.1

Hercules Capital Announces Second Quarter 2018 Financial Results

and Quarterly Distribution of $0.31 per Share

Achieved Record Breaking Quarter for Total New Debt and Equity Commitments and

Total Gross Fundings of $462.7 Million and $327.5 Million, Respectively

Surpasses $8.0 Billion Mark in Total Debt Commitments since Inception in December 2003

Record Total Assets and Total Debt Investments of $1.79 Billion and $1.55 Billion, Respectively

Increased Net Asset Value (“NAV”) per Share to $10.22, up 5.1% from Q1 2018

Undistributed Earnings Spillover of $21.0 million or $0.24 Earnings per Share(1)

Q2 2018 Financial Achievements and Highlights

•

Net Investment Income “NII” of $22.8 million, or $0.26 per share, which includes the one-time expense of $2.4 million, or $0.03 per share, associated with the $100.0 million partial redemption (the “2024 Notes Redemption”) of 6.25% notes due 2024 (the “2024 Notes”)

•	Adjusted NII of $25.2 million, or $0.29 per share (2)

•	Total Investment Income of $49.6 million, up 2.3% year-over-year

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $25.6 million, or $0.29 per share

•	Adjusted DNOI of $28.0 million, or $0.32 per share (2)

•	Record new debt and equity commitments of $462.7 million, up 124.6% year-over-year

•	Record total gross fundings of $327.5 million, up 74.8% year-over-year

•	Unscheduled early principal repayments or “early loan pay-offs” of $114.3 million

•	$221.2 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	13.5% GAAP Effective Yields and strong growth in Core Yields, a non-GAAP measure, to 12.7%, up from 11.9% in Q1 2018

•	Regulatory leverage of 65.2% and net regulatory leverage, a non-GAAP measure, of 59.0% (3)

Year-to-date ending June 30, 2018 Financial Highlights

•

NII of $48.8 million for six months ending June 30, 2018, or $0.57 per share, an increase of 1.8%, as compared to $48.0 million for the six months ending June 30, 2017, which includes the one-time expense of $2.4 million, or $0.03 per share, associated with the 2024 Notes Redemption

•	Adjusted NII of $51.2 million, or $0.60 per share (2)

•	Total Investment Income of $98.3 million, up 3.6% year-over-year

•	New Equity and Debt Commitments of $728.7 million, an increase of 83.6%, as compared to $397.0 million for the six months ending June 30, 2017

•	Total Gross Fundings of $563.7 million, an increase of 65.5%, as compared to $340.7 million for the six months ending June 30, 2017

•	Unscheduled early principal repayments of $357.8 million

(1)	Per Share calculation based on weighted shares of common stock outstanding of 87.1 million, subject to final tax filings in 2018 and overall performance during the year
(2)	Excludes the one-time impact of $2.4 million, or $0.03 per share, associated with the 2024 Notes Redemption
(3)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end

PALO ALTO, Calif., August 2, 2018 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the second quarter ended June 30, 2018.

The Company announced that its Board of Directors has declared a second quarter cash distribution of $0.31 per share, that will be payable on August 20, 2018, to shareholders of record as of August 13, 2018.

“Our industry-leading platform and leadership position delivered another historical record for both total debt and equity commitments of $462.7 million and total gross fundings $327.5 million in Q2 – while maintaining our stringent underwriting standards and average funding spreads,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “The Company continued its significant origination momentum with $728.7 million in new commitments for the first half of 2018, strongly putting Hercules on pace to achieve another potential record year and surpass $1 billion in total new commitments for the full year.”

Henriquez continued, “As expected, early loan pay-offs have started to abate in Q2, which in turn helped to amplify our debt investment portfolio growth. In addition, we also realized strong improvement in core yields returning to higher normalized levels at 12.7% and an increasing record debt investment portfolio balance of $1.55 billion. We finished Q2 2018 with a strong liquidity position of $221.2 million, and we remain well positioned to fund our expected loan portfolio growth in the second half of the year. And finally, we were also very active in the capital markets, completing several initiatives to further optimize and strengthen our financial position. These initiatives included successfully raising a new bond offering of $75.0 million 5.25% notes due 2025, a successful equity offering of $81.3 million accretive to NAV, continued effective utilization of our accretive equity ATM program raising $25.4 million, and culminating with the increase in our Union Bank Credit Facility to $100.0 million. As we enter the second half of 2018, we continue to maintain a highly flexible, low-leverage and highly asset sensitive balance sheet that will benefit from future rate increases, as we monitor the rapidly evolving broader market conditions.”

Henriquez concluded, “Our exceptional performance reflects the hard work and diligent execution of our origination team. Their ability to reach more than $728.7 million in new commitments in the first half of 2018 is a testament to the strength and leadership position of the Hercules Capital brand which is increasingly recognized as the growth capital partner of choice to many of the leading venture capital-backed companies in the U.S.”

Q2 2018 Review and Operating Results

Debt Investment Portfolio

Hercules achieved another strong and record-breaking quarter, having successfully extended new debt and equity commitments to 15 new companies and 14 existing companies, totaling $462.7 million, and gross fundings of $327.5 million.

During the quarter, Hercules realized early loan pay-offs of $114.3 million, which along with normal scheduled amortization of $16.7 million, totaled $131.0 million in debt repayments. Approximately $37.2 million of the early loan repayments were received from prior portfolio companies that had previous credit ratings in the 3-5 range.

Our strong new debt investment origination and funding activities lead to net debt investment portfolio growth of $185.6 million during the second quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q1 2018 to Q2 2018

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/18	$1,368.6	$164.9	$42.8	$1,576.3

New fundings(a)	323.3	3.7	0.5	327.5
Warrants not related to Q2 2018 fundings	—	—	0.4	0.4
Early payoffs(b)	(114.3)	—	—	(114.3)
Principal payments received on investments	(16.8)	—	—	(16.8)
Net changes attributed to conversions, liquidations, and fees	(6.6)	(4.4)	(4.5)	(15.5)

Net activity during Q2 2018	185.6	(0.7)	(3.6)	181.3

Balances at Cost at 6/30/18	$1,554.2	$164.2	$39.2	$1,757.6

Balances at Value at 3/31/18	$1,336.3	$114.0	$33.3	$1,483.6

Net activity during Q2 2018	185.6	(0.7)	(3.6)	181.3
Net change in unrealized appreciation (depreciation)	24.1	8.2	4.7	37.0

Total net activity during Q2 2018	209.7	7.5	1.1	218.3

Balances at Value at 6/30/18	$1,546.0	$121.5	$34.4	$1,701.9

(a)	New fundings amount does not include revolver loans during Q2 2018.
(b)	Unscheduled paydowns does not include any paydowns on revolvers during Q2 2018.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Ending Balance at Cost	$1,554.2	$1,368.6	$1,440.0	$1,314.3	$1,324.0
Weighted Average Balance	$1,470.0	$1,364.0	$1,413.0	$1,300.0	$1,298.0

As of June 30, 2018, 85.9% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Growing Core Portfolio Yield (“Core Yield”)

Effective yields on our debt investment portfolio were 13.5% during Q2 2018, a decrease from the previous quarter of 14.3%, primarily due to a significantly lower level of early loan pay-offs during the quarter. We realized $114.3 million of early loan pay-offs in Q2 2018 compared to $243.5 million in Q1 2018, or a decrease of 53.1%. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of early loan pay-offs and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields rose to 12.7% during Q2 2018, exceeding the upper end of our 2018 expected range of 11.5% to 12.5%, and materially higher than Q1 2018 core yields of 11.9%. Hercules defines core yield as yields that generally exclude any benefit from income related to early pay-offs attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $49.6 million for Q2 2018, compared to $48.5 million in Q2 2017. The increase is primarily attributable to a higher level of loan origination activity occurring early in the quarter along with an overall increase in the core yield from 12.1% in Q2 2017 to 12.7% in Q2 2018.

Non-interest and fee expenses increased to $13.5 million in Q2 2018 versus $12.6 million for Q2 2017. The increase was primarily due to an increase in variable compensation related to a record level of new origination activities.

Interest expense and fees were $13.2 million in Q2 2018, compared to $10.6 million in Q2 2017. The increase was due to the one-time non-cash acceleration of unamortized fees associated with the 2024 Notes Redemption, along with the higher weighted average borrowings from the issuance of our 4.625% Notes due 2022 in October 2017, and 5.25% Notes due 2025 (the “2025 Notes”) in April 2018, and interest related to our credit facilities during the period.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 6.4% in Q2 2018 versus 5.5% during Q2 2017. The increase was primarily due to the one-time non-cash acceleration of unamortized fees associated with the 2024 Notes Redemption.

NII – Net Investment Income

NII for Q2 2018 was $22.8 million, or $0.26 per share, based on 87.1 million basic weighted average shares outstanding, which includes the one-time expense of $2.4 million, or $0.03 per share, associated with the 2024 Notes Redemption, compared to $25.3 million, or $0.31 per share, based on 82.3 million basic weighted average shares outstanding in Q2 2017.

Adjusted NII was $25.2 million, or $0.29 per share, adding back the one-time non-cash expense of $0.03 per share associated with the 2024 Notes Redemption.

DNOI – Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q2 2018 was $25.6 million or $0.29 per share, compared to $27.2 million, or $0.33 per share, in Q2 2017. The decrease in DNOI is primarily attributable to the increase in variable compensation related to a record level of origination activities and to the one-time non-cash acceleration of unamortized fees associated with the 2024 Notes Redemption.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2018, (including net loan, warrant and equity activity) on investments, totaled ($42.8) million, on a GAAP basis, spanning nearly 14 years of investment activities.

When compared to total new debt investment commitments during the same period of over $8.0 billion, the total realized gain/(loss) since inception of ($42.8) million represents approximately 54 basis points “bps,” or 0.54%, of cumulative debt commitments, or an effective annualized loss rate of 4 bps, or 0.04%.

Realized Gains/(Losses)

During Q2 2018, Hercules had gross realized gains/(losses) of ($15.8) million primarily from the liquidation or write-off of our warrant and equity investments in seven (7) portfolio companies and our debt investments in two (2) portfolio companies, which were offset by gross realized gains of $6.9 million, resulting in net realized losses of ($8.9) million.

Unrealized Appreciation/(Depreciation)

During Q2 2018, we recognized valuation gains from our venture capital related investments and equity and warrant assets that helped drive $38.2 million of net unrealized appreciation, of which $37.1 million was net unrealized depreciation from our debt, equity, and warrant investments. We recorded $24.2 million of net unrealized appreciation on our debt investments which was attributable to $20.1 million of unrealized appreciation primarily due to the reversal of unrealized depreciation upon write-off of one portfolio company and loan repayments from three portfolio companies, along with $4.1 million of unrealized appreciation on the debt portfolio, including $1.8 million of unrealized appreciation on collateral-based impairments on one (1) portfolio company.

Portfolio Asset Quality

As of June 30, 2018, the weighted average grade of the debt investment portfolio materially improved to 2.21, on a cost basis, compared to 2.43 as of March 31, 2018, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, we may selectively downgrade our portfolio companies, from time to time, if they are not meeting our financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in our portfolio will require additional rounds of funding from time to time to maintain their operations.

As of June 30, 2018, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q2 2018 – Q2 2017 ($ in millions)

	Q2 2018		Q1 2018		Q4 2017		Q3 2017		Q2 2017
Grade 1 - High	$247.5	16.0%	$141.8	10.6%	$345.2	24.4%	$190.0	14.6%	$267.1	20.7%
Grade 2	$791.9	51.2%	$599.8	44.9%	$583.0	41.2%	$696.2	53.6%	$613.7	47.6%
Grade 3	$463.7	30.0%	$548.0	41.0%	$443.8	31.3%	$370.9	28.5%	$315.2	24.5%
Grade 4	$42.0	2.7%	$33.6	2.5%	$41.7	2.9%	$43.0	3.3%	$87.0	6.8%
Grade 5 - Low	$0.9	0.1%	$13.2	1.0%	$2.3	0.2%	$—	0.0%	$4.6	0.4%

Weighted Avg.	2.21		2.43		2.17		2.24		2.27

Non-Accruals

Non-accruals decreased slightly for the second quarter of 2018. As of June 30, 2018, the Company had two (2) debt investments on non-accrual with a cumulative investment cost and fair value of approximately $2.8 million and $0.0 million, respectively, or 0.2% and 0.0% as a percentage of our total investment portfolio at cost and value, respectively.

Compared to March 31, 2018, the Company had four (4) debt investments on non-accrual with cumulative investment cost and fair value of approximately $12.3 million and $0.0 million, respectively, or 0.8% and 0.0% as a percentage of our total investment portfolio at cost and value, respectively. The decrease in the cumulative cost of debt investments on non-accrual between June 30, 2018 and March 31, 2018 is the result of the write-off of one debt investment that was on non-accrual and one previously written down company fully paying off and representing a full recovery to our cost basis at March 31, 2018.

	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Total Investments at Cost	$1,757.6	$1,576.3	$1,619.8	$1,489.0	$1,501.1
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.0%	0.0%	0.2%	0.3%
Loans on non-accrual as a % of Total Investments at Cost	0.2%	0.8%	0.9%	0.9%	2.9%

Liquidity and Capital Resources

The Company ended Q2 2018 with $221.2 million in available liquidity, including $59.5 million in unrestricted cash and cash equivalents, and $161.7 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

In June 2018, the Company sold 6.9 million shares of its common stock in a public offering for net proceeds of approximately $81.3 million to fund debt and equity investment growth.

During Q2 2018, the Company sold 2.1 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $25.4 million.

For the six months ended June 30, 2018, the Company sold 2.6 million shares of common stock under the equity ATM program for total accumulated net proceeds of approximately $31.4 million, including $877,000 of offering expenses.

Subsequent to June 30, 2018, and as of July 30, 2018, the Company sold 1.6 million shares of common stock for total accumulated net proceeds of approximately $19.8 million, including $150,000 of offering expenses, under the equity ATM program. As of July 30, 2018, approximately 6.2 million shares remain available for issuance and sale under the equity ATM program.

In April 2018, the Company issued $75.0 million in aggregate principal of 2025 Notes. The 2025 Notes were issued pursuant to the Fifth Supplemental Indenture to the Base Indenture, dated April 26, 2018, between the Company and U.S. Bank, National Association, as trustee. The sale of the 2025 Notes generated net proceeds of approximately $72.6 million. Aggregate estimated offering expenses in connection with the transaction, including the underwriter’s discount and commissions, were approximately $2.4 million. The 2025 Notes are listed on the NYSE under the symbol “HCXZ.”

Also, in April 2018, the Company completed the partial 2024 Notes Redemption, which resulted in a one-time non-cash expense of approximately $2.4 million, or $0.03 per share of additional expense in Q2 2018.

Bank Facilities

As of June 30, 2018, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $120.0 million and $100.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at June 30, 2018 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25%, and no floor, respectively. There were $58.3 million in outstanding borrowings under the Union Bank Facility at June 30, 2018.

Leverage

Hercules’ GAAP leverage ratio, including our SBA debentures, was 84.9%, as of June 30, 2018. Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 65.2% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $59.5 million), was 59.0%, as of June 30, 2018. Hercules’ net leverage ratio, including our SBA debentures, was 78.7%, as of June 30, 2018.

Hercules has an order from the Securities and Exchange Commission (“SEC”) granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $335.8 million to its balance sheet as of June 30, 2018, bringing the maximum potential leverage to approximately $1.15 billion, or 119.7% (1.20:1), if it had access to such additional leverage.

Available Unfunded Commitments – Representing 8.3% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2018, the Company had $129.7 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 8.3% of Hercules’ debt investment balance, at cost. This increased from the previous quarter of $51.9 million of available unfunded commitments at the request of the portfolio company or 3.8% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

After closing $462.7 million in new debt and equity commitments in Q2 2018, Hercules has pending commitments of $136.0 million in signed non-binding term sheets outstanding as of July 30, 2018. Since the close of Q2 2018 and as of July 30, 2018, Hercules closed debt and equity commitments of $34.2 million to new and existing portfolio companies and funded $24.2 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of June 30, 2018, the Company’s net assets were $963.7 million, compared to $828.7 million at the end of Q1 2018. NAV per share increased 5.1% to $10.22 on 94.3 million outstanding shares as of June 30, 2018, compared to $9.72 on 85.2 million outstanding shares as of March 31, 2018. The increase in NAV per share was primarily attributed to a change in unrealized depreciation and realized and unrealized gains, and accretive proceeds from our ATM activity and public equity offering during the quarter.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules and Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 97.2% of our debt investment portfolio being priced at floating interest rates as of June 30, 2018, with a Prime or LIBOR-based interest rate floor, coupled with 94% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2018, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $3.5 million, or $0.04 per share, of net investment income annually.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
25	$3,489	$36	$3,453	$0.04
50	$7,061	$71	$6,990	$0.08
75	$10,632	$107	$10,525	$0.12
100	$14,353	$143	$14,210	$0.16
200	$28,988	$286	$28,702	$0.33
300	$43,172	$429	$42,743	$0.49

(1)	Source: Hercules Capital Form 10-Q for Q2 2018
(2)

EPS calculated on basic weighted shares outstanding of 87,125. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $121.5 million and a cost basis of $164.2 million as of June 30, 2018. On a fair value basis, 30.0% or $36.7 million is related to existing public equity positions, at June 30, 2018.

Warrant Portfolio

Hercules held warrant positions in 133 portfolio companies with a fair value of $34.4 million and a cost basis of $39.2 million as of June 30, 2018.

Portfolio Company IPO and M&A Activity in Q2 2018

IPO Activity

As of June 30, 2018, Hercules held warrant and equity positions in two (2) portfolio companies that had filed Registration Statements in contemplation of a potential IPO.

1.

In April 2018, Hercules’ portfolio company, DocuSign Inc. (NASDAQ: DOCU), a company that provides electronic signature technology and digital transaction management services for facilitating electronic exchanges of contracts and signed documents, completed its IPO debut raising approximately $725.0 million pricing 25.0 million shares of common stock at $29 per share.

Hercules currently holds 385,000 shares of common stock at $15.79 per share as of June 30, 2018, representing an unrealized gain of approximately $13.8 million and $0.16 in NAV increase, based on the closing price of $51.71 for DocuSign on July 30, 2018. The unrealized gain may increase or decrease as the stock price of DocuSign moves up or down from its closing price on July 30, 2018, thereby impacting Hercules’ eventual realized gain or (loss).

2.

In June 2018, Hercules’ portfolio company, Tricida, Inc. (NASDAQ: TCDA), a late-stage pharmaceutical company focused on the development and commercialization of its lead product candidate, TRC101, a non-absorbed, orally-administered polymer drug design to treat metabolic acidosis in patients with chronic kidney disease, completed its IPO raising approximately $255.6 million pricing 13.5 million shares of common stock at $19.00 per share.

Hercules initially committed $75.0 million in venture debt financing in February 2018. Hercules currently holds warrants for 53,458 shares of common stock and holds 105,260 shares of common stock as of June 30, 2018, and has a potential unrealized gain of approximately $440,000, based on the closing price of $23.18 for Tricida on July 30, 2018. The unrealized gain may increase or decrease as the stock price of Tricida moves up or down from its closing price on July 30, 2018, thereby impacting Hercules’ eventual realized gain or (loss).

3.

In June 2018, Hercules’ portfolio company, Eidos Therapeutics, Inc. (NASDAQ: EIDX), a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in disease caused by amyloidosis, which is a majority-owned subsidiary of Hercules’ portfolio company, BridgeBio Inc., a clinical-stage biotech company developing novel, genetically targeted therapies to improve the lives of patients, completed its IPO raising approximately $122.2 million pricing 7.2 million shares of common stock at $17.00 per share.

Hercules currently holds 15,000 shares of common stock as of July 30, 2018 and has a potential unrealized gain of approximately $6,000 based on the closing stock price of $17.38 for Eidos on July 30, 2018. The unrealized gain may increase or decrease as the stock price of Eidos moves up or down from its closing price on July 30, 2018, thereby impacting Hercules’ eventual realized gain or (loss).

4.	Two (2) companies filed confidentially under the JOBS Act

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.

In May 2018, Hercules’ portfolio company RazorGator Inc., an online ticket reselling platform for sports, theater and concert tickets, and vacation packages for sporting events, was acquired by TickPick, an online ticket marketplace to buy, bid on and sell tickets on sports, concerts and other live events. Terms of the transaction were not disclosed.

Hercules initially committed $5.0 million in venture debt financing in January 2005, and currently holds 34,783 shares of Preferred Series AA stock as of June 30, 2018.

2.

In July 2018, Hercules’ portfolio company FanDuel, a leading U.S. daily fantasy sports operator, was acquired by Paddy Power Betfair plc (LON: PPB), an international, multi-channel sports betting and gaming operator, and combined with Paddy Power’s U.S. business (Betfair US). Under the agreement, the cash contribution was used to pay down existing FanDuel debt and fund working capital of the new combined businesses.

Realized Gain Events

1.

In October 2017, Hercules’ portfolio company ForeScout Technologies, Inc. (NASDAQ: FSCT), a leading Internet of Things security company, completed its IPO. Hercules held 199,842 shares of common stock, as of March 31, 2018.

In Q2 2018, Hercules liquidated its entire position in ForeScout and recognized a net realized gain of approximately $5.3 million from the IPO.

2.

In July 2018, Hercules’ portfolio company FanDuel was acquired by Paddy Power Betfair plc (LON: PPB). Hercules initially committed $20.0 million in venture debt financing, including $1.0 million in convertible debt, in October 2016, and held warrants for 15,570 shares of common stock and 4,648 shares of Preferred Series A stock as of March 31, 2018. Subsequent to the close of the transaction, Hercules’ term loan was paid off in full, along with the convertible debt and warrants. The realized gain from the transaction is approximately $1.1 million.

Distributions

The Board of Directors has declared a second quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 52nd consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $14.64 per share. The following shows the key dates of our second quarter 2018 distribution payment:

Record Date	August 13, 2018
Payment Date	August 20, 2018

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended June 30, 2018, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2018 distributions to stockholders will be.

Subsequent Events

1.	As of July 30, 2018, Hercules has:

a.	Closed debt and equity commitments of $34.2 million to new and existing portfolio companies and funded $24.2 million since the close of the second quarter.

b.	Pending commitments (signed non-binding term sheets) of $126.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2018 Closed Commitments(a)	$728.7
Q3 2018 Closed Commitments (as of July 30, 2018)(a)	$34.2
Total Year-to-Date 2018 Closed Commitments(a)	$762.9
Q3 2018 Pending Commitments (as of July 30, 2018)(b)	$136.0
Year-to-date 2018 Closed and Pending Commitments	$898.9

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.

Subsequent to June 30, 2018, and as of July 30, 2018, the Company sold 1.6 million shares of common stock for total accumulated net proceeds of approximately $19.8 million, including $150,000 of offering expenses, under the equity ATM program. As of July 30, 2018, approximately 6.2 million shares remain available for issuance and sale under the equity ATM program.

2.	On July 13, 2018, the Company completed repayment of the $41.2 million outstanding HT II debentures.

3.

On July 31, 2018, the Company entered into a further amendment to the Wells Facility to extend the maturity date and fully repay the pro-rata portion of outstanding balances of Alostar Bank of Commerce and Everbank Commercial Finance Inc., thereby resigning both as lenders and terminating their commitments thereunder.

Conference Call

Hercules has scheduled its second quarter 2018 financial results conference call for August 2, 2018 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 3759759 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 3759759.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.0 billion to over 430 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has four outstanding bond issuances of 6.25% Notes due 2024 (NYSE: HTGX), 4.375% Convertible Notes due 2022, 4.625% Notes due October 2022 and 5.25% Notes due 2025 (NYSE: HCXZ).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,614,160 and $1,506,454, respectively)	1,616,515	1,491,458
Control investments (cost of $59,337 and $25,419, respectively)	56,716	19,461
Affiliate investments (cost of $84,063 and $87,956, respectively)	28,705	31,295

Total investments in securities, at value (cost of $1,757,560 and $1,619,829, respectively)	1,701,936	1,542,214
Cash and cash equivalents	59,461	91,309
Restricted cash	15,886	3,686
Interest receivable	14,408	12,262
Other assets	906	5,244

Total assets	$1,792,597	$1,654,715

Liabilities
Accounts payable and accrued liabilities	$25,115	$26,896
2021 Asset-Backed Notes, net (principal of $31,088 and $49,153 respectively) (1)	30,698	48,650
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	224,269	223,488
2022 Notes, net (principal of $150,000 and $150,000, respectively) (1)	147,728	147,572
2024 Notes, net (principal of $83,510 and $183,510, respectively) (1)	81,694	179,001
2025 Notes, net (principal of $75,000 and $0, respectively) (1)	72,616	—
SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	188,457	188,141
Credit Facilities	58,323	—

Total liabilities	$828,900	$813,748
Net assets consist of:
Common stock, par value	94	85
Capital in excess of par value	1,026,313	908,501
Unrealized appreciation(depreciation) on investments (2)	(56,760)	(79,760)
Accumulated undistributed realized gains (losses) on investments	(34,205)	(20,374)
Undistributed net investment income	28,255	32,515

Total net assets	$963,697	$840,967

Total liabilities and net assets	$1,792,597	$1,654,715

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	94,260	84,424
Net asset value per share	$10.22	$9.96

(1)

The Company’s SBA Debentures, 2025 Notes, 2022, Notes, 2024 Notes, 2021 Asset-Backed Notes, and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2)

Amounts include $1.1 million and $2.1 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, and estimated taxes payable liabilities as of June 30, 2018 and December 31, 2017, respectively.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Investment income:
Interest income
Non-control/Non-affiliate investments	$44,535	$39,979	$86,369	$82,324
Control investments	841	527	1,427	1,041
Affiliate investments	500	—	1,061	2

Total interest income	45,876	40,506	88,857	83,367

Fee Income
Commitment, facility and loan fee income:
Non-control/Non-affiliate investments	1,930	2,440	4,370	5,374
Control investments	—	5	—	10
Affiliate investments	84	—	192	—

Total commitment, facility and loan fee income	2,014	2,445	4,562	5,384

One-time fee Income:
Non-control/Non-affiliate investments	1,672	5,501	4,843	6,066

Total one-time fee income	1,672	5,501	4,843	6,066

Total fee income	3,686	7,946	9,405	11,450

Total investment income	49,562	48,452	98,262	94,817
Operating expenses:
Interest	9,878	9,254	19,264	18,861
Loan fees	3,362	1,348	4,537	4,186
General and administrative
Legal Expenses	637	2,141	1,212	2,867
Other Expenses	3,037	2,609	6,471	5,947

Total general and administrative	3,674	4,750	7,683	8,814

Employee compensation:
Compensation and benefits	7,017	5,916	12,775	11,262
Stock-based compensation	2,857	1,909	5,166	3,742

Total employee compensation	9,874	7,825	17,941	15,004

Total operating expenses	26,788	23,177	49,425	46,865

Net investment income	22,774	25,275	48,837	47,952
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(3,953)	(5,319)	(7,465)	(2,030)
Control investments	(2,900)	(394)	(4,308)	(445)
Affiliate investments	(2,058)	—	(2,058)	—

Total net realized gain (loss) on investments	(8,911)	(5,713)	(13,831)	(2,475)

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	32,700	66,255	18,360	34,100
Control investments	3,957	(53,349)	3,337	(53,135)
Affiliate investments	1,540	681	1,303	1,119

Total net unrealized appreciation (depreciation) on investments	38,197	13,587	23,000	(17,916)

Total net realized and unrealized gain(loss)	29,286	7,874	9,169	(20,391)

Net increase(decrease) in net assets resulting from operations	$52,060	$33,149	$58,006	$27,561

Net investment income before investment gains and losses per common share:
Basic	$0.26	$0.31	$0.57	$0.58

Change in net assets resulting from operations per common share:
Basic	$0.59	$0.40	$0.67	$0.33

Diluted	$0.59	$0.40	$0.67	$0.33

Weighted average shares outstanding
Basic	87,125	82,292	85,868	81,858

Diluted	87,199	82,395	85,939	81,953

Distributions declared per common share:
Basic	$0.31	$0.31	$0.62	$0.62

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of Net Investment Income to DNOI	2018	2017
Net investment income	$22,774	$25,275
Stock-based compensation	2,857	1,909

DNOI	$25,631	$27,184
DNOI per share-weighted average common shares
Basic	$0.29	$0.33

Weighted average shares outstanding
Basic	87,125	82,292

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

June 30, 2018
Total Debt (Principal Outstanding)	$818,121
Long-term SBA Debentures	$(190,200)
Cash and cash equivalents	(59,461)

Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$568,460
Denominator: Total net assets	$963,697
Net Leverage Ratio	59.0%

Net leverage ratio is calculated by deducting the outstanding cash of $59.5 million and long-term SBA debentures of $190.2 million, at June 30, 2018 from total principal outstanding of $818.1 million divided by our total equity of $963.7 million, resulting in a net leverage ratio of 59.0%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.